Exhibit 99.1

Contact:

Susan Ferris

Investor Relations

650-266-3200

FOR IMMEDIATE RELEASE

Cell Genesys Halts VITAL-2 GVAX Trial in Advanced Prostate Cancer

Conference Call Scheduled for 8:30 a.m. ET Today

SOUTH SAN FRANCISCO, Calif., August 27, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that it has terminated VITAL-2, the second of two Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, which compares GVAX immunotherapy in combination with Taxotere® (docetaxel) to Taxotere plus prednisone in patients with advanced-stage prostate cancer. The Company ended the trial as recommended by its Independent Data Monitoring Committee (IDMC) which, in a routine safety review meeting held this week, observed an imbalance in deaths between the two treatment arms of the study. To date, VITAL-2 enrolled 408 patients. The IDMC based its recommendation on 114 deaths of which 67 occurred in the GVAX plus Taxotere combination treatment arm and 47 deaths occurred in the Taxotere control arm. At this time, a specific cause for the imbalance in deaths has not been identified and the IDMC reported no new safety issues for GVAX when administered in combination with Taxotere. The Company plans to fully analyze the clinical data from these patients to attempt to understand the potential cause for the higher rate of deaths observed in the GVAX immunotherapy plus Taxotere combination arm, including an assessment of potential imbalances between the two arms of the study such as baseline characteristics and prognostic factors, as well as other treatment variables. In light of the IDMC’s observation with respect to VITAL-2, the Company has requested that the IDMC perform a previously unspecified futility analysis of VITAL-1, the other Phase 3 clinical trial of GVAX immunotherapy for prostate cancer. The Company expects the results of the VITAL-1 futility analysis in approximately one month.

“Patient safety is always our paramount concern and so we have immediately responded to the recommendation of the IDMC. We are currently notifying all participating clinical trial sites and regulatory agencies that enrollment of new patients into VITAL-2 has been suspended as has treatment with GVAX immunotherapy for prostate cancer of patients enrolled in the study,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “Notwithstanding this disappointing outcome, we would like to acknowledge the courage and commitment of the patients and physicians who have participated in this trial.”

Dr. Sherwin continued, “The observation in the VITAL-2 trial is very surprising to us, and we have therefore asked the IDMC to conduct a previously unplanned futility analysis of VITAL-1 in order to determine the overall prospects for our ongoing development program for this product. Moreover, with the cessation of VITAL-2, we expect to make commensurate adjustments to our business operations and we will provide further details regarding this in the near future. As a reminder, the company ended the second quarter of 2008 with $166 million in cash.”

VITAL-2 was a multi-center, randomized, controlled Phase 3 clinical trial designed to evaluate the safety and efficacy of GVAX immunotherapy for prostate cancer used in combination with Taxotere chemotherapy compared to the use of Taxotere chemotherapy and prednisone in hormone-refractory prostate cancer (HRPC) patients with metastatic disease who are symptomatic with cancer-related pain. The primary endpoint of the trial was an improvement in survival. VITAL-2 was initiated in June 2005 and to date had enrolled 408 patients at 115 clinical trial sites located in North America and the European Union. VITAL-1, the other Phase 3 clinical trial of GVAX immunotherapy for prostate cancer, is designed to compare GVAX cancer immunotherapy as a monotherapy to Taxotere chemotherapy plus prednisone in earlier stage HRPC patients with metastatic disease who are asymptomatic with respect to cancer-related pain. The primary endpoint of the trial is an improvement in survival. In 2007, the VITAL-1 trial completed enrollment with 626 patients. In January 2008, Cell Genesys announced that the IDMC had completed a pre-planned interim analysis for VITAL-1 and recommended that the study continue, providing no further information to the company other than the recommendation to continue the trial.

Conference Call and Webcast

Members of the Cell Genesys management team will host a conference call today, Wednesday, August 27, 2008, at 8:30 a.m. ET to discuss the IDMC’s recommendation. Investors may listen to the webcast of the conference call live on the investor section of the Cell Genesys website, www.cellgenesys.com. Alternatively, investors may listen to a replay of the call by dialing (800) 475-6701 from locations in the U.S. and (320) 365-3844 from outside the U.S. The call-in replay and webcast will be available for at least 72 hours following the call. Please refer to reservation number 958709.

About GVAX Immunotherapy for Prostate Cancer

GVAX immunotherapy for prostate cancer is comprised of two prostate tumor cell lines that have been modified to secrete GM-CSF (granulocyte-macrophage colony-stimulating factor), an immune stimulatory cytokine that plays a key role in stimulating the body’s immune response, and then irradiated for safety. GVAX immunotherapy for prostate cancer is designed to be administered through intradermal injections on an outpatient basis.

About Cell Genesys

Cell Genesys (Nasdaq: CEGE) is focused on the development and commercialization of novel biological therapies for patients with cancer. The company’s lead product platform is GVAX® immunotherapy for cancer, which holds the potential to treat multiple types of cancer including prostate cancer, leukemia, pancreatic cancer and lung cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, California, and has manufacturing operations in Hayward, California. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results, findings, analysis and timing of clinical trials and preclinical programs, the timing of completion of and results from the VITAL-1 futility analysis discussed above and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, the need for and reliance on partnerships with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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